Exhibit 10.1

[Lordstown Motors Corp. Letterhead]

June 18, 2021

Angela Strand
At the Address on File with the Company

Dear Angela:

This letter agreement confirms the terms of your appointment as Executive Chair of Lordstown Motors Corp. (the “Company”), effective as of June 18, 2021 (the “Effective Date”).

1.       Position; Term. You shall serve as Executive Chair of the Company, serving as an executive in an interim capacity, with such duties, responsibilities and authority as are consistent with such position. You will report directly to the Board of Directors of the Company (the “Board”). Your employment as Executive Chair shall commence on the Effective Date and terminate on the five month anniversary of the Effective Date (the “Term”); provided that you will be an at-will employee of the Company, and you or the Company may terminate your employment for any reason or no reason at any time. Upon the expiration of the Term, your employment as Executive Chair shall cease and you shall recommence (i) serving solely as a director of the Board and on such committees, including any applicable chair positions, as in effect prior to the Effective Date, and (ii) receiving non-employee director compensation on the same basis as applicable to non-employee members of the Board at such time, with any periodic retainers and equity awards to be prorated for the applicable period of service as a non-employee member of the Board.

2.        Compensation and Benefits. During the Term, you will be entitled to the following compensation and benefits, which will be in lieu of any other compensation to which you may be entitled as a member of the Board:

(a)       Base Salary. You will receive a base salary at a rate of $100,000 per month, payable in installments in accordance with the regular payroll practices of the Company; provided that if the Company terminates your employment without Cause (as defined in the 2020 Equity Incentive Plan), then, subject to Section 2(c), any unpaid portion of the base salary for the remainder of the Term shall be paid to you in a lump sum within sixty (60) days of the termination of your employment.

(b)       Equity Award. In connection with your appointment as Executive Chair, you will be granted an award of 50,000 restricted stock units (“RSUs”) pursuant to the Company’s 2020 Equity Incentive Plan. The RSUs will vest at the end of the Term and be settled sixty (60) days thereafter, subject to your continued employment as Executive Chair through the end of the Term; provided that if the Company terminates your employment without Cause (as defined in the 2020 Equity Incentive Plan), then, subject to Section 2(c), the RSUs will vest in full on the date of your termination and settle sixty (60) days thereafter. The terms of the RSUs will be set forth in a separate award agreement between you and the Company.

(c)       Release. Your right to receive the payments set forth in Sections 2(a) and (b) upon a termination of employment without Cause shall be subject to your execution and non-revocation of a general release of claims, in form and substance reasonably acceptable to Company, within 60 days after your termination of employment.

You will not be eligible to participate in any other benefit plans and arrangements made available to senior executives of the Company, except as otherwise required by applicable law or as set forth in this Agreement. In addition, you hereby waive, relinquish and forever release the Company and the respective plans from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof.

3.       Taxes. The Company may withhold from any amounts payable under this letter agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

4.       Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws.

5.       Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Sincerely,

Lordstown Motors Corp.

/s/ Rich Schmidt
Name: Rich Schmidt
Title: President

Accepted by and Agreed to:

/s/ Angela Strand
Angela Strand
Date: June 18, 2021

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